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                                                                    Exhibit 99.1


ALLEGHANY CORPORATION
375 Park Avenue
New York, NY 10152

      Contact: Robert M. Hart
      (212) 752-1356


                                                           FOR IMMEDIATE RELEASE

            ALLEGHANY COMPLETES SALE OF INDUSTRIAL FASTENERS BUSINESS

            NEW YORK, N.Y. - DECEMBER 31, 2004 - Alleghany Corporation (NYSE: Y) announced today that the previously announced merger of its industrial fasteners business Heads & Threads International LLC with an acquisition vehicle formed by a private investor group led by Heads & Threads management and Capital Partners, Inc. of Greenwich, Connecticut had been completed. Under the terms of the transaction, Alleghany received merger consideration of approximately $54 million in cash, subject to adjustment based upon net book value at closing. Alleghany does not expect that the transaction will have a material effect on after-tax earnings per share for 2004 fourth quarter or the year ended 2004.

            Alleghany is engaged through its subsidiary Alleghany Insurance Holdings LLC (consisting of RSUI Group, Inc., Capitol Transamerica Corporation and Darwin Professional Underwriters, Inc.) in the property and casualty business and through its subsidiary World Minerals Inc. in the industrial minerals business.

            This press release contains forward-looking statements with respect to the anticipated effects of the transaction. Actual results of the transaction could be significantly different. Factors that could affect results include those set forth in filings made by Alleghany with the Securities and Exchange Commission. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements are much less reliable than historical information.

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